Exhibit 3.177.3
Form LLC-5.25	Illinois
September 2004	Limited Liability Company Act
	Articles of Amendment	FILE #: 00088323

Secretary of State Jesse White		This space for use by Secretary of State
Department of Business Services	Filing Fee (see instructions on reverse)
Liability Limitation Division	SUBMIT IN DUPLICATE	[FILED]
351 Howlett Building	Must be typewritten
501 S. Second St.	This space for use by Secretary of State
Springfield, IL 62756
www.cyberdriveillinois.com

Payment may be made by business firm check payable to Secretary of State. (If check is returned for any reason this filing will be void.)	Filling fee: $150.00
Approved:

1.	Limited Liability Company name: Pomona Vista L.L.C.

2.	These Articles of Amendment are effective on ☑ the file date or ☐ a later date being _____________________ not to exceed 30 days after the file date (check applicable box).

3.	The Articles of Organization are amended as follows (check applicable item(s) below):
☑ a)	Admission of a new member (give name and address below).*

☐ b)	Admission of a new manager (give name and address below).*

☐ c)	Withdrawal of a member (give name below).*

☑ d)	Withdrawal of a manager (give name below).*

☐ e)	Change in the address of the office at which the records required by Section 1-40 of the Act are kept (give new address, including county below).

☐ f)	Change of registered agent and/or registered agent’s office (give new name and address, including county below). (Address change of P.O. Box and c/o are unacceptable.)

☐ g)	Change in the Limited Liability Company’s name (list below).

☐ h)	Change in date of dissolution or other events of dissolution enumerated in item 6 of the Articles of Organization.

☑ i)	Other (give information in space provided below).

*	Changes in members/managers may, but are not required to, be reported in an amendment to the Articles of Organization.
Additional information:
3.(a) A new member:
Aviv Financing I, L.L.C.
2 North LaSalle Street, Suite 725
Chicago, Illinois 60602
3.(d) Withdrawal of manager:
Zev Karkomi
3.(i) Management is changing from manager managed to member managed.
(over)
Printed by authority of the State of Illinois — December 2004 — 20M — LLC-11.7

LLC-5.25	06/14/2005
0008-8323
4.	Check the appropriate box below (Box A or Box B must be checked):

☐ A.	This amendment was approved by not less than the minimum number of managers necessary to approve the amendment, and member action was not required.

☑ B.	This amendment was approved by not less than a minimum number of members necessary to approve the amendment.

5.	I affirm, under penalties of perjury, having authority to sign hereto, that these Articles of Amendment are to the best of my knowledge and belief, true, correct and complete.

Dated	June 13th	,	2005.
	(Month & Day)		(Year)

/s/ Zev Karkomi
(Signature)

Zev Karkomi, Manager
(Type or Print Name and Title)

(If the member or manager signing this document is a company or other entity, state name of company and indicate whether it is a member or manager of the Limited Liability Company.)

Filing Fee:	If only item 3f is checked on the front page, indicating that the only change reported is a change in the registered agent and/or registered office, the filing fee is $35. In all other cases, the filing fee is $150.
Printed by authority of the State of Illinois — December 2004 — 20M — LLC-11.7